UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Event Earliest Reported): October 15, 2013 (October 8, 2013)

Crowd Shares Aftermarket, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52769	26-0295367
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5000 Birch Street, Suite 4800, Newport Beach, CA 92660

(Address of principal executive offices)

(949) 373-7281

(Registrant's telephone number)

Vinyl Products, Inc.

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or ByLaws; Change in Fiscal Year.

Effective October 8, 2013, Vinyl Products, Inc. (the “Company”) changed its name to Crowd Shares Aftermarket, Inc. The name change was made pursuant to Nevada Revised Statute 92A of the Nevada Corporation Law by merging a wholly-owned subsidiary of the Company with and into the Company. The Company is the surviving corporation and, in connection with the merger, we amended Article One of the Company's Amended and Restated Certificate of Incorporation to change our corporate name to Crowd Shares Aftermarket, Inc. pursuant to a Articles of Merger filed with the Secretary of State of the State of Nevada on October 8, 2013. A copy of the Articles of Merger is attached hereto as Exhibit 3.1.

Item 8.01 Other Events.

During the quarter ended September 30, 2013, the Company began the development of a new business unit to support securities crowdfunding (SCF) activities. As part of this new business unit the Company developed a SCF platform and the business operations for supporting the Company’s entrée into this new market. The Company’s SCF platform includes an exchange for the trading of crowdfunded securities (i.e. a second market for crowdfunded shares), a front end issuer and investor SCF portal (for facilitating SCF transactions), and a US based broker dealer (“BD”) centric deal management and compliance platform (for BD white labeling and syndication).

The SCF industry is growing at a rapid pace and with regulatory changes promises to significantly enhance the access by lower middle market (“LMM”) companies to financing and investor access to private placements.

The Company has developed the SCF platform for use by the following:

•	Issuers who have sold securities via crowdfunding platforms
•	Investors who have purchased securities via crowdfunding platforms
•	Licensed financial entities, such as other FINRA member registered broker dealers, who

SCF in its simplest terms, is a global movement towards broadening the investor base in small businesses by lowering accreditation standards of investors and changing the rules around the marketing of investment opportunities. Steven Case, the former AOL exec, often quips that “an average middle class person can go to Vegas and gamble away $10,000, but that same person can’t invest $10,000 in Facebook before its public.” The SCF movement seeks to change this paradigm.

Reports have been published that suggest fund raising through crowdfunding mechanisms will grow from the current $2B mark in 2012 to over $500B in just the US alone. In essence, this suggests that the fundamental mechanism or process through which angel and seed funding will occur will be through technology-assisted SCF platforms. These platforms standardize the process, make it more transparent for both investors and entrepreneurs, and, most importantly, broaden the investor target reach or visibility. The SCF movement is less about blazing a new trail in new unchartered waters of finance; but rather, a shift towards utilizing technology platforms to make the existing process available to a wider audience less friction for all those involved. As with the first wave of ecommerce, the primary innovation will be simply expanding the potential audience for a given product/offering. No longer will deal access be singularly controlled by the few with deep rolodexes.

The Company believes (and data suggests) that most modern governments will push regulation towards a structure mirroring an environment like that seen in the UK today or the US with the JOBS Act changes. These changes coupled with technology platforms that span geographic boundaries, will enable a truly global network of small business funding. Just like a US consumer can buy products from the UK via the internet, investors will be able to see and access deals regardless of their geographic location.

The business model utilizes a platform service or listing fee structure, and does not contemplate a transaction or success fee component. This may change as the regulatory environment evolves in the US, and globally, but for now a simple service-fee model has been established. The Company began generating revenue for its SCF business unit during the quarter ended September 30, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Articles of Merger filed with the Secretary of State of Nevada on October 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 15, 2013

CROWD SHARES AFTERMARKET, INC.

By:	/s/ Doug Brackin
Doug Brackin
Chief Executive Officer
(Principal Executive Officer)